Exhibit 99.1

Silverleaf Resorts Completes
$151.5 Million Term Securitization

DALLAS — (BUSINESS WIRE) — June 8, 2010 -- Silverleaf Resorts, Inc. (NasdaqCM: SVLF) today announced the completion of a term securitization through its newly-formed and fully consolidated special purpose finance subsidiary, Silverleaf Finance VII, LLC (“SF-VII”), a Delaware limited liability company.  SF-VII was formed for the purpose of issuing approximately $151.5 million of its Timeshare Loan-Backed Notes Series 2010-A (“Series 2010-A Notes”) in a private offering and sale to institutional purchasers through UBS Securities LLC and BB&T Capital Markets.  The Series 2010-A Notes were issued pursuant to an indenture among the Company, as servicer of the timeshare loans, SF-VII, as issuer, and Wells Fargo Bank, National Association, as indenture trustee, custodian, backup servicer, and account intermediary.

The Series 2010-A Notes are currently secured by approximately $182.3 million in timeshare loans sold to SF-VII by the Company and one of its other fully consolidated special purpose finance subsidiaries.  The cash proceeds from the sale of the timeshare loans to SF-VII have been primarily used to repay approximately $142.1 million in consolidated indebtedness of the Company and one of its other fully consolidated subsidiaries.  The balance of the proceeds will be used for deposits in required cash reserve accounts and payment of certain transaction fees and expenses.

Thomas Morris, Executive Vice President – Capital Markets and Strategic Planning, commented, “Given the current volatility of U.S. capital markets, we are very pleased to be able to complete a term securitization of this nature.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K filed on March 8, 2010.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218